PRESS RELEASE


FOR IMMEDIATE RELEASE:                    CONTACT:

Titanium Metals Corporation                           J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                             Vice President - Finance
Denver,  Colorado  80202                              (303) 296-5617



TIMET REPORTS HIGHER SECOND QUARTER EARNINGS

      DENVER, COLORADO . . . July 21, 1997 . . . Titanium Metals Corporation ("TIMET") (NASDAQ: TIMT) reported second quarter net income of $20.3 million, or $.61 per fully diluted share, compared to net income of $8.1 million, or $.30 per share, in the second quarter of 1996. For the first half of 1997, the Company reported net income of $36.1 million, or $1.10 per fully diluted share, compared to $10.2 million, or $.43 per share, for the same period in 1996. Operating income for the second quarter of 1997 was $32.9 million, up 139% from the second quarter of 1996 (up 24% from the first quarter of 1997). The significant improvement in TIMET's sales and earnings was driven by price increases and a 30% increase in mill product volume compared to the second quarter of 1996.

Sales were $181.4 million in the 1997 quarter, up 29% from last year (percentage comparison proforma for the effect of an October 1996 acquisition). Mill product shipments in the second quarter of 1997 were 8.2 million pounds at an average price per pound of $16.18. The significant overall improvement in the Company's 1997 results was achieved despite current weakness in TIMET's non-aerospace castings operations. The Company's backlog of firm orders as of the end of the second quarter was $ 486 million.

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, competitive products, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission.

      TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.


                     TITANIUM METALS CORPORATION

                 SUMMARY OF CONSOLIDATED OPERATIONS

                  (In millions, except per share data)

                              (Unaudited)

                                Quarter Ended          Six Months Ended
                                  June 30,                 June 30,

                                1996        1997         1996        1997


 Net Sales                     $ 118.8     $  181.4      $ 226.4    $ 348.4

 Cost of Sales                   100.8        138.1       193.3       268.4

 Selling, administrative
   and development costs           6.5         10.7        12.0        20.8

 Other income (expense)            2.3           .3         (.5)         .2

    Operating income              13.8         32.9        20.6        59.4

 General corporate income           .5          1.4          .4         2.4

 Interest expense                  3.4          3.9         6.9         7.9

     Pretax income                10.9         30.4        14.1        53.9

 Income tax expense                2.8          9.4         3.5        16.6

 Minority interest                 -             .7          .4         1.2

    Net income                 $  8.1       $  20.3     $  10.2     $  36.1
    Fully diluted net income   $  8.1       $  22.5     $  10.2     $  40.5

 Earnings per common share     $   .30      $   .65     $   .43     $   1.15

 Fully diluted earnings
    per share                  $   .30      $   .61     $   .43     $   1.10

 Average common shares
    outstanding                   27.1        31.5        23.8         31.5

 Average fully diluted
    shares outstanding            27.1        37.0        23.8         36.9